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SHAWMUT NATIONAL CORPORATION                                                                                         EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDEND REQUIREMENTS
						      Six months
							ended
(in thousands)                                         June 30,                       Year ended December 31,
							 1995         1994         1993         1992         1991         1990

EARNINGS
  Income (loss) before income taxes,
    extraordinary credit and cumulative
    effect of accounting changes                     $  232,007  $   371,604  $   289,476  $   108,625  $  (169,223) $  (155,672)
  Portion of rents representative
    of the interest factor                                8,145       16,891       18,037       19,525       19,491       19,903
  Interest on other borrowings                          260,052      368,347      262,413      192,240      217,739      340,650
  Interest on notes and debentures                       80,785       94,807       70,646       59,321       60,436       63,105
  Amortization of debt issuance cost                        490          844        1,394          594          618          578
Earnings including interest on deposits                 581,479      852,493      641,966      380,305      129,061      268,564
  Interest on deposits                                  315,427      406,346      420,966      622,436      933,665    1,253,609
Earnings excluding interest on deposits              $  896,906  $ 1,258,839  $ 1,062,932  $ 1,002,741  $ 1,062,726  $ 1,522,173

FIXED CHARGES
  Portion of rents representative
    of the interest factor                           $    8,145  $    16,891  $    18,037  $    19,525  $    19,491  $    19,903
  Interest on other borrowings                          260,052      368,347      262,413      192,240      217,739      340,650
  Interest on notes and debentures                       80,785       94,807       70,646       59,321       60,436       63,105
  Amortization of debt issuance cost                        490          844        1,394          594          618          578
Fixed charges excluding interest on deposits            349,472      480,889      352,490      271,680      298,284      424,236
  Interest on deposits                                  315,427      406,346      420,966      622,436      933,665    1,253,609
Fixed charges including interest on deposits         $  664,899  $   887,235  $   773,456  $   894,116  $ 1,231,949  $ 1,677,845

COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDEND
REQUIREMENTS
  Fixed charges excluding interest on deposits       $  349,472  $   480,889  $   352,490  $   271,680  $   298,284  $   424,236
  Preferred stock dividend requirements                  21,093       24,117       23,438       15,952        2,262        2,328
						     $  370,565  $   505,006  $   375,928  $   287,632  $   300,546  $   426,564

  Fixed charges including interest on deposits       $  664,899  $   887,235  $   773,456  $   894,116  $ 1,231,949  $ 1,677,845
  Preferred stock dividend requirements                  21,093       24,117       23,438       15,952        2,262        2,328
						     $  685,992  $   911,352  $   796,894  $   910,068  $ 1,234,211  $ 1,680,173

RATIOS
  Earnings to fixed charges
      Excluding interest on deposits                       1.66 x       1.77 x       1.82 x       1.40 x       0.43 x       0.63 x
      Including interest on deposits                       1.35         1.42         1.37         1.12         0.86         0.91
  Earnings to combined fixed charges and
    preferred stock dividend requirements
      Excluding interest on deposits                       1.57         1.69         1.71         1.32         0.43         0.63
      Including interest on deposits                       1.31         1.38         1.33         1.10         0.86         0.91

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